Exhibit 99.1

Duluth Holdings Inc. Announces Second Quarter Financial Results

Belleville, WI - Sep. 8, 2016 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced its financial results for the fiscal second quarter ended July 31, 2016.

Highlights for the Second Quarter Ended July 31, 2016

•	Net sales increased 27.4% to $65.8 million compared to $51.7 million in the prior-year second quarter
•	Gross margin increased 20 basis points (bps) to 59.1% compared to 58.9% in the prior-year second quarter
•

Net income was $3.6 million, or $0.11 per diluted share, compared to $5.7 million, or $0.24 per diluted share in the prior-year second quarter. Adjusted for income taxes, pro forma net income for the prior-year second quarter was $3.4 million, or $0.14 per diluted share.

•	Adjusted EBITDA[1] increased 13.9% to $7.5 million compared to $6.6 million in the prior-year second quarter
•	During the quarter, the Company opened two new retail stores, one in LaCrosse, Wisconsin, and one in Omaha, Nebraska, for a total of 9 retail stores and 2 outlet stores

1See reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

“Our strong second quarter results marked our 26th consecutive quarter of increased net sales year-over-year. Net sales growth of 27% reflected solid performance in both our direct and retail segments as well as our men’s and women’s product lines. With the momentum gained in the second quarter, we expect to deliver full year fiscal 2016 results as previously guided,” said Stephanie Pugliese, Chief Executive Officer of Duluth Trading.

“In July, we completed the 75,000 square feet expansion to our Belleville distribution center on budget and on time. This additional distribution capacity allows us to consolidate and streamline certain inventory and product delivery functions that will result in greater operating efficiencies as we grow our company and provide best-in-class customer service.

“This quarter we opened two new stores in LaCrosse, Wisconsin, and Omaha, Nebraska, and both stores are exceeding our initial sales expectations.  In the third quarter, we are entering the Chicago metro area with our first build-to-suit store in Hoffman Estates, which opened in August, and our second location in Downers Grove, Illinois. Grand openings will be held for both stores in mid-September.

“Regarding store openings for the remainder of 2016, we are anticipating a busy fourth quarter. As previously announced, we signed leases in Independence, Missouri, and King of Prussia, Pennsylvania, last quarter and we now expect that both of these stores will open in the fourth quarter.  We also recently signed a lease in Manassas, Virginia, a suburb of Washington D.C., and plan to open that store during the fourth quarter.  King of Prussia and Manassas will be strong points of entry into the Eastern market, where we have our single largest customer concentration.  We are extremely excited about our new retail store openings in the second half of fiscal 2016 and we look forward to bringing the unique Duluth retail experience to our fans in these regions.”

Operating Results for the Second Quarter Ended July 31, 2016

Net sales increased 27.4% to $65.8 million, compared to $51.7 million in the same period a year ago. The net sales increase was driven by 24.2% growth in direct net sales and 43.8% growth in retail net sales, with growth achieved across virtually all product categories. Customers continued to respond positively to the Company’s national advertising and digital marketing campaigns, which drove an increase in website visits and increased sales through the Company’s call center compared to the prior-year second quarter. The increase in retail net sales was primarily attributable to the opening of two new retail stores during the second quarter of fiscal 2016 along with the opening of a retail store and outlet store in the prior year third and fourth quarters.

Gross profit increased 27.8% to $38.9 million, or 59.1% of net sales, compared to $30.5 million, or 58.9% of net sales, in the corresponding prior-year period. The increase in gross profit was primarily due to increased net sales. The 20 basis point improvement in gross margin was primarily attributable to improved initial product costs due to increased volume and a product mix shift to higher margin products, coupled with strategic management of promotions.

Selling, general and administrative expenses increased 33.3% to $32.9 million, compared to $24.7 million in the same period a year ago. As a percentage of net sales, selling, general and administrative expenses increased 220 basis points to 50.0%, compared to 47.8%, in the corresponding prior-year period. As a percentage of net sales, advertising and marketing costs increased 160 basis points to 20.8%, compared to 19.2% in the corresponding prior-year period, primarily due to higher television advertising expense related to the women’s advertising campaign, which was partially offset by a decrease in catalog costs primarily due to the Company’s planned decrease in catalog spend as a percentage of sales. As a percentage of net sales, selling expense increased 40 basis points to 13.1%, compared to 12.7% in the corresponding prior-year period, primarily due increase in customer service attributable to the growth in retail and slight increase in distribution costs due to the use of two third party logistics providers (“3PLs”). As a percentage of net sales, general and administrative expenses increased 20 basis points to 16.1%, compared to 15.9% in the corresponding prior-year period, primarily due to increased rent expense and related store opening costs as a result of growth in retail stores, coupled with an increase in depreciation expense, due to capital investments, which was partially offset by decreases in personnel costs and professional fees, as a percentage of net sales, due to higher net sales.

Adjusted EBITDA was $7.5 million, or 11.3% of net sales, compared to $6.6 million, or 12.7% of net sales, in the prior-year period.  Duluth Trading defines Adjusted EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes adjusted for the impact of certain items, including non-cash and other items.

Net income was $3.6 million, or $0.11 per diluted share, compared to $5.7 million, or $0.24 per diluted share, in the prior-year period. Adjusted for income taxes, pro forma net income for the prior-year period was $3.4 million, or $0.14 per diluted share.

The pro forma net income gives effect to the conversion of the Company to a “C” corporation, which was effective November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $23.3 million, with net working capital of $62.3 million, and no borrowings on its $40.0 million revolving line of credit.

Fiscal 2016 Outlook and Long-Term Financial Targets

The Company reaffirmed its fiscal 2016 outlook as follows:

•	Net sales in the range of $370.0 million to $380.0 million
•	Adjusted EBITDA in the range of $40.0 million to $42.5 million
•	GAAP EPS in the range of $0.66 to $0.70 per diluted share
•	Capital expenditures of $24.0 to $25.0 million[1]

The Company updated its fiscal 2016 retail store openings:

•	The Company now expects to open a total of seven new retail stores, adding 75,000 to 85,000 additional selling square footage

1Fiscal 2016 capital expenditures include the Company’s plan to open seven retail stores coupled with the expansion of our distribution center at the Company’s Belleville location and information technology investments.

The Company also reaffirmed its long-term financial targets of approximately 20% net sales growth, 25% adjusted EBITDA growth and 25% net income growth.

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Thursday, September 8, 2016 at 4:30 pm Eastern Time, to discuss the results and answer questions.

•	Live conference call: 844-875-6915 (domestic) or 412-317-6711 (international)
•	Conference call replay available through September 22, 2016: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10091660
•	Live and archived webcast: ir.duluthtrading.com

The Company is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10091660 and enter in their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call on September 8th.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.   Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table “Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA,” for a reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA for the three and six months ended July 31, 2016, versus the three and six months ended August 2, 2015.  Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein are forward-looking statements, including Duluth Trading’s ability to execute on its growth strategies and statements under the heading “Fiscal 2016 Outlook and Long-Term Financial Targets.” You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 8, 2016. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

Donni Case (310) 622-8224

Paige Hart (310) 622-8244

Financial Profiles, Inc.

Duluth@finprofiles.com

# # #

(Tables Follow)

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	July 31, 2016	January 31, 2016

ASSETS
Current Assets:
Cash	$23,302	$37,873
Accounts receivable	44	20
Other receivables	401	76
Inventory, net	66,919	55,303
Prepaid expenses	3,774	3,683
Deferred catalog costs	1,411	1,435
Total current assets	95,851	98,390
Property and equipment, net	35,926	21,529
Restricted cash	774	—
Deferred tax assets	197	—
Goodwill	402	402
Other assets, net	292	299
Total assets	$133,442	$120,620
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$17,994	$10,611
Income taxes payable	314	1,308
Current maturities of long-term debt	4,132	722
Accrued expenses:
Salaries and benefits	1,390	3,649
Deferred revenue	3,341	2,744
Freight	769	2,089
Product returns	775	1,244
Other	4,861	2,323
Total current liabilities	33,576	24,690
Long-term debt, less current maturities	747	4,301
Deferred rent obligations, less current maturities	1,202	1,112
Deferred tax liabilities	—	31
Total liabilities	35,525	30,134
Commitments and contingencies
Shareholders' equity:
Capital stock	85,837	85,389
Retained earnings	10,278	3,443
Accumulated other comprehensive loss	(15)	(27)
Total shareholders' equity of Duluth Holdings Inc.	96,100	88,805
Noncontrolling interest	1,817	1,681
Total shareholders' equity	97,917	90,486
Total liabilities and shareholders' equity	$133,442	$120,620

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended		Six Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015
Net sales	$65,823	$51,677	$134,455	$108,484
Cost of goods sold	26,901	21,215	55,842	45,359
Gross profit	38,922	30,462	78,613	63,125
Selling, general and administrative expenses	32,936	24,707	67,286	54,616
Operating income	5,986	5,755	11,327	8,509
Interest expense	37	60	75	112
Other income, net	60	26	130	75
Income before income taxes	6,009	5,721	11,382	8,472
Income tax expense	2,325	—	4,386	—
Net income	3,684	5,721	6,996	8,472
Less: Net income attributable to noncontrolling interest	65	22	136	82
Net income attributable to controlling interest	$3,619	$5,699	$6,860	$8,390
Basic earnings per share (Class A and Class B):
Weighted average shares of common stock outstanding	31,520	23,815	31,520	23,815
Net income per share attributable to controlling interest	$0.11	$0.24	$0.22	$0.35
Diluted earnings per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,263	23,970	32,265	24,260
Net income per share attributable to controlling interest	$0.11	$0.24	$0.21	$0.35
Pro forma net income information (Note 1):
Income attributable to controlling interest before provision for income taxes		$5,699		$8,390
Pro forma provision for income taxes		2,280		3,356
Pro forma net income attributable to controlling interest		$3,419		$5,034
Pro forma basic net income per share attributable to controlling interest (Class A and Class B)		$0.14		$0.21
Pro forma diluted net income per share attributable to controlling interest (Class A and Class B)		$0.14		$0.21

Note 1:  The pro forma net income information gives effect to the conversion of the Company to a “C” corporation on November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period. No pro forma income tax expense was calculated on the income attributable to noncontrolling interest because this entity did not convert to a “C” corporation. The pro forma basic and diluted net income per share Class A and Class B common stock is computed using the pro forma net income, as discussed above.

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Six Months Ended
	July 31, 2016	August 2, 2015
Cash flows from operating activities:
Net income	$6,996	$8,472
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,951	1,174
Amortization of stock-based compensation	615	332
Deferred income taxes	(228)	—
Changes in operating assets and liabilities:
Accounts receivable	(24)	(4)
Other receivables	(325)	(186)
Inventory	(10,855)	(6,124)
Prepaid expense	(12)	(797)
Deferred catalog costs	1,067	(37)
Trade accounts payable	5,641	584
Income taxes payable	(994)	—
Accrued expenses and deferred rent obligations	(2,760)	(4,462)
Net cash provided by (used in) operating activities	1,072	(1,048)
Cash flows from investing activities:
Purchases of property and equipment	(14,513)	(3,842)
Change in restricted cash	(774)	—
Purchases of other assets	(20)	(15)
Net cash used in investing activities	(15,307)	(3,857)
Cash flows from financing activities:
Proceeds from line of credit	—	34,086
Payments on line of credit	—	(28,160)
Proceeds from long term debt	—	800
Payments on long term debt	(135)	(468)
Payments on capital lease obligations	(9)	(251)
Change in bank overdrafts	—	964
Distributions to shareholders	(192)	(9,915)
Capital contributions to variable interest entities	—	344
Other	—	(10)
Net cash used in financing activities	(336)	(2,610)
Decrease in cash	(14,571)	(7,515)
Cash at beginning of period	37,873	7,881
Cash at end of period	$23,302	$366
Supplemental disclosure of cash flow information
Interest paid	$75	$111
Income taxes paid	$5,544	$—

DULUTH HOLDINGS INC.

Reconciliation of Net Income to EBITDA to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015
Net income	$3,684	$5,721	$6,996	$8,472
Depreciation and amortization	1,082	620	1,951	1,174
Interest expense	37	60	75	112
Income tax expense	2,325	—	4,386	—
EBITDA	$7,128	$6,401	$13,408	$9,758
Non-cash stock based compensation	335	152	615	332
Payment of grantees' tax liabilities associated with grant of restricted stock awards	—	—	—	1,115
Adjusted EBITDA	$7,463	$6,553	$14,023	$11,205

DULUTH HOLDINGS INC.

Segment Information

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	July 31, 2016	August 2, 2015	July 31, 2016	August 2, 2015
Net sales
Direct	$53,841	$43,343	$114,166	$94,698
Retail	11,982	8,334	20,289	13,786
Total net sales	$65,823	$51,677	$134,455	$108,484
Operating income
Direct	$4,587	$3,976	$8,778	$6,144
Retail	1,399	1,779	2,549	2,365
Total operating income	5,986	5,755	11,327	8,509
Interest expense	37	60	75	112
Other income, net	60	26	130	75
Income before income taxes	$6,009	$5,721	$11,382	$8,472